Exhibit 77(q)(1)(e)(6)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                                ING EQUITY TRUST

      This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated September 23, 2002 between ING Equity Trust (the "Trust"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING Financial Services Fund, a Series of the Trust, and any future Series of the Trust that may become party to the Agreement.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 6(e) of the Agreement is hereby amended by inserting the words "Board approved" in front of "membership dues of industry associations."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                 ING EQUITY TRUST


                                 By:
                                       ---------------------------------
                                       Robert S. Naka
                                       Senior Vice President


                                 ING INVESTMENTS, LLC


                                 By:
                                       ---------------------------------
                                       Michael J. Roland
                                       Executive Vice President